Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into as of July 1, 2002 by and between Michael T. DuBose, an individual (“Executive”), and Aftermarket Technology Corp., a Delaware corporation (the “Company” or “ATC”).  For purposes of this Agreement, unless the context otherwise requires, references to the “Company” shall include all subsidiaries of the Company and any successor corporation or corporations which may be the eventual successor to the present future business and/or assets of the Company.  All capitalized terms used in this Agreement without definition will have the meanings set forth in Section 6(f).

1.  EMPLOYMENT BY THE COMPANY AND INITIAL EMPLOYMENT TERM.

(a)  FULL TIME AND BEST EFFORTS.  Subject to the terms set forth herein, the Company agrees to employ Executive during the Initial Employment Term (as defined in Section 1(d)) as the Chairman, President and Chief Executive Officer of the Company and Executive hereby accepts such employment.  In addition, during the Initial Employment Term Executive shall serve as (i) President and Chief Executive Officer of ACI Electronics Investment Corp.  and (ii) Chief Executive Officer of each of Aaron’s Automotive Products, Inc., ACI Electronics Holding Corp., ATC Information Services, Inc., ATS Remanufacturing, Inc., Autocraft Industries, Inc., Autocraft Remanufacturing Corp., Component Remanufacturing Specialists, Inc. and other subsidiaries expected to result from future acquisitions.  During the Initial Employment Term, Executive shall devote his full time, best efforts and attention to the performance of his duties hereunder and to the business and affairs of the Company and will not engage in any other employment or business activities for any direct or indirect remuneration.  During the Initial Employment Term and the Extended Employment Term (as defined in Section 5(a), and together with the Initial Employment Term, the “Employment Term”), Executive will not engage in any employment or business activities that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or any of its subsidiaries, or that would interfere with his duties hereunder.

(b)  DUTIES.  During the Initial Employment Term, Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”).  During the Initial Employment Term, Executive agrees to devote his entire professional time, energies and skills to his employment hereunder (reasonable vacations and absences because of illness excepted).

(c)  COMPANY POLICIES.  The relationship between the parties during the Employment Term shall be governed by, and Executive agrees to abide by, the general employment policies and practices of the Company as in effect from time to time (all of which are incorporated herein by reference), including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(d)  INITIAL EMPLOYMENT TERM.  The Initial Employment Term of Executive under this Agreement is defined as the period commencing on the date hereof and ending on (i) January 28, 2004, (ii) such date as this Agreement may be terminated pursuant to Section 6, (iii) such date as the Initial Term may be extended to pursuant to Section 1(e), or (iv) the date of conversion of the Initial Employment Term to the Extended Employment Term as provided in Sections 5(a).

(e)  RENEWAL.  Subject to the provisions of Section 5(a), unless the Company or Executive shall have given the other written notice that the Initial Employment Term shall not be extended at least 90 days prior to the date on which the Initial Employment Term is then scheduled to end, the Initial Employment Term shall be automatically extended for a period of one year, such procedure to be followed in each such successive period.  Each extension of the Initial Employment Term shall continue to be subject to the provisions for termination set forth herein and for conversion to the Extended Employment Term as provided in Section 5(a).

2.  COMPENSATION AND BENEFITS.

(a)  SALARY; NONCOMPETITION PAYMENTS.

(i)            During the Initial Employment Term, Executive shall receive for services to be rendered hereunder an annual base salary (the “Base Salary”) initially equal to Five Hundred Fifty Thousand Dollars ($550,000) payable on a monthly basis, subject to standard withholdings for taxes and social security and the like.  Executive’s annual Base Salary will be reviewed annually during the Initial Employment Term by the Board and adjusted when deemed appropriate by the Board to adequately reflect the scope and success of the Company’s operations.

(ii)           During the Extended Employment Term, Executive shall receive for services to be rendered hereunder an annual salary (the “Extended Employment Salary”) equal to Two Hundred Thousand Dollars ($200,000) payable on a monthly basis, subject to standard withholdings for taxes and social security and the like to the extent applicable.

(iii)          As consideration for the covenants set forth in Section 9 insofar as they apply to a period that extends beyond January 28, 2004, the Company shall pay to Executive, not later than thirty (30) days after the execution hereof, the sum of One Million Dollars ($1,000,000), subject to standard withholdings for taxes and social security and the like to the extent applicable.

(b)  PARTICIPATION IN BENEFIT PLANS.  During the Employment Term, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.  The Company may, in its sole discretion and from time to time, establish additional senior management benefit programs as it deems appropriate.

(c)  VACATION.  During the Initial Employment Term, Executive shall be entitled to a period of annual vacation time equal to that provided to senior managers by the Company’s policies and procedures regarding vacation, but in any event not less than four weeks per year.  The days selected for Executive’s vacation must be mutually agreeable to the Company and Executive.

(d)  401(K) PLAN.  To the extent legally permitted and subject to all eligibility requirements, during the Employment Term Executive shall be entitled to place a portion of his Base Salary into a 401(K) or other qualified deferred tax annuity plan of the Company or, if the Company does not have such a plan, of any such plan of any of the Company’s subsidiaries, as may be designated by Executive.

(e)  DISABILITY INSURANCE.  To the extent that Executive’s disability insurance coverage in effect immediately prior to the date hereof may be continued after the date hereof, during the Employment Term the Company shall pay the premiums for such insurance to the extent that the annual coverage provided thereby does not exceed the Base Salary or the Extended Employment Salary, as applicable.

(f)  AUTOMOBILE ALLOWANCE.  During the Initial Employment Term, Executive shall be entitled to a monthly automobile allowance of One Thousand Two Hundred Dollars ($1,200.00).

(g)  RELOCATION EXPENSES.  Executive shall recover all benefits to which he is entitled under the Company’s relocation policy and will be entitled to the following additional benefits (to the extent such benefits are not provided by the Company’s relocation policy):  (i) reimbursement of actual travel and temporary living expenses (grossed up to cover standard withholdings for tax and social security purposes) to cover associated costs relating to temporary living expenses in the Chicago, Illinois area; and (ii) the reimbursement of actual costs incurred in transporting household goods to the Chicago, Illinois area and expenses incidental to the purchase of a new residence in the Chicago, Illinois area.

(h)  EQUITY PLAN.  During the Initial Employment Term, Executive will be eligible to participate in the Senior Management Equity Plan if and when established by the Company.

3.  OPTION AND BONUS PLANS.

(a)  PARTICIPATION.  During the Initial Employment Term, Executive shall be entitled to participate in any stock option plan and any bonus or incentive plan of the Company currently made available by the Company to executive employees of the Company or which may be made available in the future to executive employees of the Company, subject to and on a basis consistent with the terms, conditions and administration of any such plan; PROVIDED, HOWEVER, that Executive’s annual cash bonus will be as provided in Section 3(b).  Executive understands that any such plan may be modified or eliminated in the Company’s discretion in accordance with applicable law.  During the Extended Employment Term (i) Executive will continue to accrue vesting under stock options and other incentive awards that were granted to Executive prior to the end of the Initial Employment Term and that include vesting provisions conditioned upon Executive continuing in the employment of the Company and (ii) Executive’s employment with the Company will not be considered to have terminated for any purposes, including for the purpose of the expiration of stock options or other incentive awards that were granted to Executive prior to the end of the Initial Employment Term.  During the Extended Employment Term, Executive will not otherwise be entitled to participate in any stock option plan or any bonus or incentive plan of the Company.

(b)  ANNUAL CASH BONUS.  For all annual periods ending during the Initial Employment Term, Executive shall receive such cash bonus as the Board shall determine in its sole discretion based upon the performance of the Company and its subsidiaries, PROVIDED that the annual cash bonus target for Executive shall not exceed 75% of the Base Salary for such year.  Such bonuses may be paid at the end of the year in which such bonus is earned.  During the Extended Employment Term, Executive will not be entitled to receive any annual or other bonus.

4.  REASONABLE BUSINESS EXPENSES AND SUPPORT.  Executive shall be reimbursed for documented and reasonable business expenses incurred during the Employment Term in connection with the performance of his duties hereunder.  Executive shall be furnished reasonable office space, assistance and facilities during the Initial Employment Term.

5.  ELECTION TO CONVERT TO EXTENDED EMPLOYMENT STATUS.

(a)  RIGHT TO CONVERT STATUS.  Unless the Company is then entitled to terminate Executive’s employment pursuant to Section 6(a) or Executive is then entitled to resign for Good Reason (as defined in Section 6(g)), either the Company or Executive may elect to convert Executive’s employment status (the “Conversion”) from that of Chairman, President and Chief Executive Officer of the Company to that of an employee having such position (including, without limitation the position of Chairman Emeritus or a member of the Board) as the Board shall determine, effective as of a date (the “Conversion Date”) specified in the written notice of such election, but in no event earlier than the later to occur of

January 29, 2004 or the date that is 30 days after such written notice unless the Company and Executive otherwise agree in writing.  If Executive’s status is converted pursuant to the preceding sentence, the terms of this Section 5 shall govern the provision of services by Executive after the Conversion Date.  The “Extended Employment Term” shall mean the period commencing on the Conversion Date and ending on (i) the fifth anniversary of the Conversion Date, (ii) such earlier or later date as the Company and Executive may agree upon in writing, or (iii) the date on which the Extended Employment Term is terminated pursuant to Section 6.

(b)  EXTENDED EMPLOYMENT DUTIES.  During the Extended Employment Term, Executive shall retain the status of an employee of the Company and shall be available to provide the Company, if requested, with such services as shall from time to time be reasonably and specifically assigned to him by the Board; PROVIDED, HOWEVER, such services shall not exceed twenty (20) hours per month or one hundred fifty (150) hours per year.  The services to be rendered by Executive under this Section 5 shall include advice regarding the business, management and administration of the Company and its subsidiaries.  Executive shall report solely to the Board and shall be subject to direction solely from the Board in the performance of his duties hereunder.

(c)  PLACE OF PERFORMANCE.  All services to be provided by Executive under this Section 5 shall be provided either by telephone or in person at the Company’s offices in Chicago, Illinois (or at such other offices as may be mutually acceptable to Executive and the Company).  In each case, the services shall be provided upon reasonable prior written notice to Executive by the Company, at such times as may be reasonably requested by the Company and as may be mutually convenient to Executive and the Company.

(d)  PAYMENTS UPON CONVERSION OF STATUS.  If Executive’s status is converted pursuant to Section 5(a) (whether the Conversion is at the election of Executive or the Company or at the agreement of the parties), within ten days after the Conversion Date Executive (or his estate) shall receive payment for all accrued Base Salary through the Conversion Date and the Earned Benefits.  In addition:

(i)  Through the tenth anniversary of the Conversion Date, the Company will offer continued medical-related insurance coverage to Executive at the levels and at the rates applicable from time to time to comparable employees of the Company (active employees in the case of benefits provided after the Extended Employment Term).  Medical-related insurance coverage includes health, dental and/or vision.  Notwithstanding the above, coverage under the Company’s group medical plan shall cease on the date (A) Executive fails to pay the required premium, if any, reasonably on time, (B) Executive becomes eligible for comparable coverage under Medicare or the group health plan of any other employer, or

(C) the Company terminates its group medical plan as to all its employees.  If Executive dies prior to the tenth anniversary of the Conversion Date, the foregoing benefit will terminate but the Company will reimburse Executive’s surviving spouse for premium expenses incurred, at the rates applicable from time to time charged to comparable employees of the Company (active employees in the case of benefits provided after the Extended Employment Term), if Executive’s spouse obtains COBRA continuation coverage for applicable medical-related insurance.  Executive’s spouse will be entitled to such reimbursement for 36 months or until the tenth anniversary of the Conversion Date, whichever is sooner.  If the Company terminates its group medical plan as to all its employees, the Company will reimburse Executive for the costs of maintaining comparable coverage for the required period.

(ii)  The Company shall pay Executive (or his estate if he dies after the Conversion Date) as Conversion bonus an amount equal to (A) 200% of Executive’s annual base salary as in effect immediately prior to the Conversion Date plus (B) 200% of Executive’s target bonus under the IC Plan for the calendar year in which the Conversion shall occur, plus (C) the Prorated Bonus if the Conversion Date occurs other than within 18 months after a Change in Control or (D) the Pro Forma Bonus if the Conversion Date occurs within 18 months after a Change in Control.

(y)  If the Conversion Date occurs other than within 18 months after a Change in Control, the Conversion bonus called for by clauses (A) and (B) of this Section 5(d))(ii) shall be paid in equal installments on each of the Company’s regular payroll dates during the 24-month period commencing on the first such payroll date following the Conversion Date and the Prorated Bonus called for by clause (C) of this Section 5(d)(ii) will be paid if and when the Company generally pays bonuses under the IC Plan to its other employees with respect to the calendar year in which the Conversion occurs.

(z)  If the Conversion Date occurs within 18 months after a Change in Control, the Conversion bonus called for by clauses (A) and (B) of this Section 5(d)(ii) and the Pro Forma Bonus called for by clause (D) of this Section 5(d)(ii) shall be paid within ten days after the Conversion Date.

As a condition to receiving the payments and benefits provided by this Section 5(d) (other than payment for all Base Salary accrued through the Conversion Date and the Earned Benefits, which shall be payable in any case), (I) Executive shall execute and deliver to the Company on the Conversion Date a general release in the form attached hereto as Exhibit A and (II) Executive shall not be in breach of any of the provisions of any of Sections 7, 8 or 9 hereof at any time during the effectiveness thereof.

6.  TERMINATION OF EMPLOYMENT.  The date on which Executive’s status as an employee of the Company ceases, under any of the following circumstances, shall be defined herein as the “Employment Termination Date.”

(a)  TERMINATION FOR CAUSE.

(i)            TERMINATION OF EMPLOYMENT.  During the Employment Term, the Board may terminate Executive’s employment with the Company at any time for Cause (as defined below), immediately upon notice to Executive of the circumstances leading to such termination for Cause.

(ii)           In the event that Executive’s employment is terminated for Cause during the Initial Employment Term, Executive shall receive (x) payment for all Base Salary accrued through the Employment Termination Date, which in this event shall be the date upon which notice of termination is given, and (y) the Earned Benefits and the Company shall have no obligation to make any payment in lieu of notice.  In the event that Executive’s employment is terminated for Cause during the Extended Employment Term, Executive shall receive payment for all accrued Extended Employment Salary through the Employment Termination Date and any amounts not yet paid pursuant to Section 5(d) and the Company shall have no obligation to make any other payment or any payment in lieu of notice.

(iii)          DEFINITION OF CAUSE.  “CAUSE” means the occurrence or existence of any of the following with respect to Executive, as determined by a majority of the disinterested directors of the Board: (a) unsatisfactory performance (other than unsatisfactory performance resulting from Executive’s incapacity due to physical or mental illness that would qualify Executive for disability benefits under the Company’s short-term or long-term disability plans) of Executive’s duties or responsibilities as determined by the Board, PROVIDED that the Company has given Executive written notice specifying the unsatisfactory performance of his duties and responsibilities, which remains uncorrected by Executive after the lapse of 30 days following the receipt of the written notice; PROVIDED, FURTHER, that this clause (a) shall not apply during the Extended Employment Term; (b) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (c) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment relationship with the Company, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company has given Executive written notice thereof; (d) the repeated unsatisfactory performance or material breach by Executive of any obligation or duty referred to in clause (a), (b) or (c) above as to which at least one written notice has been given pursuant to such clause (a), (b) or (c); (e) any act of willful dishonesty, misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (f) the conviction or the plea of nolo contendre or the equivalent in respect of a felony involving moral turpitude; (g) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in the reasonable determination of the Board, in any case described in this clause (g), renders Executive unfit to serve in his capacity as an officer or employee of the Company or its Affiliates; or (h) gross negligence or willful misconduct in the performance of his duties hereunder, which conduct is materially injurious to the Company, or a willful and material breach of this Agreement.

(b)  VOLUNTARY TERMINATION.

(i)            TERMINATION OF EMPLOYMENT.  During the Initial Employment Term, Executive may voluntarily terminate his employment with the Company at any time upon 90 days prior written notice.  Within ten days after the Employment Termination Date, Executive shall receive payment for all accrued Base Salary through the Employment Termination Date and the Earned Benefits.

(ii)           TERMINATION OF EXTENDED EMPLOYMENT TERM.  During the Extended Employment Term, Executive may voluntarily terminate his employment with the Company at any time upon 30 days prior written notice.  Within ten days after the Employment Termination Date, Executive shall receive payment for all accrued Extended Employment Salary through such Employment Termination Date.

(c)  OTHER TERMINATION OF INITIAL EMPLOYMENT TERM.

(i)            Executive’s employment during the Initial Employment Term shall be terminated if (A)  the Company terminates Executive’s employment at any time during the Initial Employment Term without Cause upon 30 days’ prior written notice, (ii) the Company terminates Executive’s employment at any time during the Initial Employment Term due to his disability, (iii) Executive dies at any time during the Initial Employment Term or (iv) Executive resigns for Good Reason at any time during the Initial Employment Term.

(ii)           If Executive’s employment is terminated pursuant to this Section 6(c), within ten days after the Employment Termination Date, Executive (or his estate) shall receive payment for all accrued Base Salary through the Employment Termination Date, and the Earned Benefits.  In addition:

(A)  Through the tenth anniversary of the Employment Termination Date, the Company will offer continued medical-related insurance coverage to Executive at the levels and at the rates applicable from time to time to comparable active employees of the Company.  Medical-related insurance coverage includes health, dental and/or vision.  Notwithstanding the above, coverage under the Company’s group medical plan shall cease on the date (1) Executive fails to pay the required premium, if any, reasonably on time, (2) Executive becomes eligible for comparable coverage under Medicare or the group health plan of any other employer, or (3) the Company terminates its group medical plan as to all its employees.  If Executive dies prior to the tenth anniversary of the Employment Termination Date, the foregoing benefit will terminate but the Company will reimburse Executive’s surviving spouse for premium expenses incurred, at the rates applicable from time to time charged to comparable active employees of the Company, if Executive’s spouse obtains COBRA continuation coverage for applicable medical-related insurance.  Executive’s spouse will be entitled to such reimbursement for 36 months or until the tenth anniversary of the Employment Termination Date, whichever is sooner.  If the Company terminates its group medical plan as to all its employees, the Company will reimburse Executive for the costs of maintaining comparable coverage for the required period.

(B)  The Company shall pay Executive (or his estate if he dies after the Employment Termination Date) as severance an amount equal to (1) 200% of Executive’s annual base salary as in effect immediately prior to the Employment Termination Date plus (2) 200% of Executive’s target bonus under the IC Plan for the Termination Year, plus (3) the Prorated Bonus if the Employment Termination Date occurs other than within 18 months after a Change in Control or (4) the Pro Forma Bonus if the Employment Termination Date occurs within 18 months after a Change in Control.

(y)  If the Employment Termination Date occurs other than within 18 months after a Change in Control, the severance called for by Section 6(c)(ii)(B)(1) and (2) shall be paid in equal installments on each of the Company’s regular payroll dates during the 24-month period commencing on the first such payroll date following the Employment Termination Date and the Prorated Bonus called for by Section 6(c)(ii)(B)(3) will be paid if and when the Company generally pays bonuses under the IC Plan to its other employees with respect to the Termination Year.

(z)  If the Employment Termination Date occurs within 18 months after a Change in Control, the severance called for by Section 6(c)(ii)(B)(1), (2) and (4) shall be paid within ten days after the Employment Termination Date.

(C)  The Company will pay up to $25,000 of the cost of an executive level individualized career transition program through a professional outplacement firm selected by the Company if such program is initiated within 30 days after the Employment Termination Date.

(D)  The Company shall pay Executive (or his estate if he dies after the Employment Termination Date) the sum of (I) the One Million Dollars ($1,000,000) to be paid pursuant to Section 2(a)(iii) (to the extent not previously paid (for this purpose, treating any amounts withheld for taxes and social security and the like as having been “paid” to Executive)) plus (II) One Million Dollars ($1,000,000) as compensation for the Extended Employment Salary that Executive would have otherwise earned during the Extended Employment Period pursuant to Section 2(a)(ii).

(y)  If the Employment Termination Date occurs other than within 18 months after a Change in Control, the payment called for by clause (I) of this Section 6(c)(ii)(D) shall be paid within ten days after the Employment Termination Date and the payment called for by clause (II) of this Section 6(c)(ii)(D) shall be paid in equal installments on each of the Company’s regular payroll dates during the 60-month period commencing on the first such payroll date following the Employment Termination Date.

(z)  If the Employment Termination Date occurs within 18 months after a Change in Control, all the payments called for by this Section 6(c)(ii)(D) shall be paid within ten days after the Employment Termination Date.

As a condition to receiving the payments and benefits provided by this Section 6(c)(ii) (other than payment for all Base Salary accrued through the Employment Termination Date and the Earned Benefits, which shall be payable in any case), (I) Executive shall execute and deliver to the Company on the Employment Termination Date a general release in the form attached hereto as Exhibit A and (II) Executive shall not be in breach of any of the provisions of any of Sections 7, 8 or 9 hereof at any time during the effectiveness thereof.

(d)  OTHER TERMINATION OF EXTENDED EMPLOYMENT TERM.

(i)            If the Extended Employment Term shall commence, Executive’s employment by the Company shall be terminated if (A) the Company terminates Executive’s employment by the Company at any time during the Extended Employment Term without Cause upon 30 days’ prior written notice, (B) the Company terminates Executive’s employment by the Company at any time during the Extended Employment Term due to his disability, (C) Executive dies at any time during the Extended Employment Term or (D) Executive terminates his employment by the Company for Good Reason at any time during the Extended Employment Term.

(ii)           If Executive’s employment by the Company is terminated pursuant to this Section 6(d), within ten days after the Employment Termination Date Executive (or his estate) shall receive payment for all accrued Extended Employment Salary through the Employment Termination Date.  In addition to the foregoing payments specified in this Section 6(d)(ii):

(A)  Through the tenth anniversary of the Conversion Date, the Company will offer continued medical-related insurance coverage to Executive at the levels and at the rates applicable from time to time to comparable active employees of the Company.  Medical-related insurance coverage includes health, dental and/or vision.  Notwithstanding the above, coverage under the Company’s group medical plan shall cease on the date (1) Executive fails to pay the required premium, if any, reasonably on time, (2) Executive becomes eligible for comparable coverage under Medicare or the group health plan of any other employer, or (3) the Company terminates its group medical plan as to all its employees.  If Executive dies prior to the tenth anniversary of the Conversion Date, the foregoing benefit will terminate but the Company will reimburse Executive’s surviving spouse for premium expenses incurred, at the rates applicable from time to time charged to comparable active employees of the Company, if Executive’s spouse obtains COBRA continuation coverage for applicable medical-related insurance.  Executive’s spouse will be entitled to such reimbursement for 36 months or until the tenth anniversary of the Conversion Date, whichever is sooner.  If the Company terminates its group medical plan as to all its employees, the Company will reimburse Executive for the costs of maintaining comparable coverage for the required period.

(B)  The Company shall pay Executive (or his estate if he dies after the Employment Termination Date) in lieu of the Extended Employment Salary that Executive would have otherwise earned during the Extended Employment Term an amount equal to the Extended Employment Salary payable to Executive during the period between such Employment Termination Date and the date on which the Extended Employment Period would have otherwise ended.

(y)  If the Employment Termination Date occurs other than within 18 months after a Change in Control, the payments called for by this Section 6(d)(ii)(B) shall be paid in equal monthly installments of Sixteen Thousand Six Hundred and Sixty Six Dollars ($16,666)

(subject to pro ration for the first and last months of payment) on the first day of each month during the remainder of such Extended Employment Term.

(z)  If the Employment Termination Date occurs within 18 months after a Change in Control, the Payments called for by this Section 6(d)(ii)(B) shall be paid within ten days after the Employment Termination Date.

As a condition to receiving the payments and benefits provided by this Section 6(d)(ii) (other than payment for all accrued Extended Employment Salary through the Employment Termination Date, which shall be payable in any case), (I) Executive shall execute and deliver to the Company on the Employment Termination Date a general release in the form attached hereto as Exhibit A and (II) Executive shall not be in breach of any of the provisions of any of Sections 7, 8 or 9 hereof at any time during the effectiveness thereof.

(e)  NO OTHER PAYMENTS OR BENEFITS.  Except as otherwise expressly provided in this Agreement, (i) after the Employment Termination Date, Executive will not be entitled to any payments from the Company and (ii) on the Employment Termination Date, Executive’s participation in and coverage under the Company’s benefit programs (including the ATC Retirement Savings Plan (i.e., the 401(k) plan) and the Company’s group life and disability insurance plans) shall cease; PROVIDED that Executive shall retain any right to convert to individual coverage as permitted under these insurance plans and to any vested benefits under the 401(k) plan and the Company’s stock option plans.

(f)  WITHHOLDING.  Any amounts payable under this Agreement shall be subject to standard withholdings for taxes and social security and the like to the extent applicable.

(g)  DEFINITIONS.

(i)  “CHANGE IN CONTROL” means the first to occur of the following:

(A)  any sale or transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company;

(B)  any Person or Group other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of capital stock of the Company then outstanding normally entitled to vote in elections of directors, unless the percentage so owned by an Excluded Person is greater;

(C)  during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; or

(D)  a reorganization, merger or consolidation of the Company the consummation of which results in the outstanding securities of any class of the Company’s capital stock being exchanged for or converted into cash, property and/or a different kind of securities, unless, immediately after giving effect to such transaction, at least 85% of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, of the entity surviving or resulting from such reorganization, merger or consolidation is “beneficially owned” by persons who, immediately prior to the transaction, beneficially owned 100% of the total voting power normally entitled to vote in the election of directors of the Company.

(ii)  “CONVERSION YEAR” means the calendar year in which the Conversion Date occurs.

(iii)  “EARNED BENEFITS” means, with respect to a Conversion or with respect to any termination during the Initial Employment Term, any (x) bonus that is payable to Executive under the IC Plan with respect to the calendar year preceding the year in which the Conversion Date or the Employment Termination Date occurs but that has not been paid prior to the Conversion Date or the Employment Termination Date, (y) vacation time that has accrued as of the Conversion Date or the Employment Termination Date, and (z) other entitlements to cash payments that have accrued as of the Conversion Date or the Employment Termination Date.

(iv)  “EXCLUDED PERSON” has the meaning set forth in that certain Indenture dated as of August 2, 1994 by and among the Company, the Guarantors named therein and American Bank National Association.

(v)  “GOOD REASON” means the occurrence of any of the following events that remains uncured 15 days after Executive shall have given the Company written notice thereof: (x) a reduction (which is not consented to by Executive) in Executive’s Base Salary or Extended Employment Salary during the Employment Term, (y) a material reduction in the aggregate level of Executive’s employee benefits (other than stock-based compensation) during the Employment Term not permitted or contemplated by the terms of this Agreement, or (z) a material and adverse change in Executive’s duties or responsibilities during the Employment Term.

(vi)  “IC PLAN” means the Company’s annual incentive compensation plan or similar plan instituted in place of the incentive compensation plan.

(vii)  “PERSON” AND “GROUP” have the meanings used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not such sections apply to the transaction in question.

(viii)  “PRO FORMA BONUS” means (A) the greater of (x) Executive’s bonus under the IC Plan for the Conversion Year or the Termination Year based on the Company’s projected performance for the Conversion Year or the Termination Year, such projection to be determined by annualizing the performance for those months of the Conversion Year or the Termination Year that are completed prior to the Conversion Date or the Employment Termination Date, or (y) Executive’s target bonus under the IC Plan for the Conversion Year or the Termination Year multiplied by (B) a fraction (x) the numerator of which is the number of days that have elapsed in the Conversion Year or the Termination Year through the Conversion Date or the Employment Termination Date and (y) the denominator of which is 365.

(ix)  “PRORATED BONUS” means the bonus, if any, that would have been payable to Executive under the IC Plan with respect to the Conversion Year or the Termination Year multiplied by a fraction (A) the numerator of which is the number of days that have elapsed in the Conversion Year or the Termination Year through the Conversion Date or the Employment Termination Date and (B) the denominator of which is 365.

(x)  “TERMINATION YEAR” means the calendar year in which the Employment Termination Date occurs.

(h)  RELOCATION UPON TERMINATION OF INITIAL EMPLOYMENT TERM OR CONVERSION.  Upon termination of Executive’s employment pursuant to Section 6(c) or the Conversion pursuant to Section 5(a), Executive shall recover all benefits to which he is entitled under the Company’s relocation policy and will be entitled to the following additional benefits (to the extent such benefits are not provided by the Company’s relocation policy): (i) reimbursement of actual travel and temporary living expenses for a period not to exceed three months (grossed up to cover standard withholdings for tax and social security purposes) to cover associated costs relating to temporary living expenses in the Williams, Oregon area; and (ii) the reimbursement of actual costs incurred in transporting household goods to the Williams, Oregon area and expenses incidental to the sale of Executive’s residence in the Chicago, Illinois area.

(i)  SECTIONS 280G AND 4999 OF THE INTERNAL REVENUE CODE.  In the event Executive is, as the result of the operation of this Agreement, the recipient of an excess parachute payment, the Company will pay to Executive an additional gross-up payment in order to put Executive in the same after-tax position that Executive would have been in had no excise tax been imposed.

(j)  EFFECT OF CONVERSION OF STATUS.  Conversion of Executive’s status pursuant to Section 5(a) (whether at the election of the Company or Executive or at the agreement of the parties) will not be considered a termination of employment under this Section 6.

7.  PROPRIETARY INFORMATION OBLIGATIONS.  Prior to the date hereof and during the Employment Term, Executive has had and will have access to, and has and will become acquainted with, the Company’s confidential and proprietary information, including but not limited to information or plans regarding the Company’s customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively “Proprietary Information”).  Executive shall not disclose any of the Company’s Proprietary Information directly or indirectly, or use it in any way, either during the Employment Term or at any time thereafter, except as required in the course of his employment by the Company or as authorized in writing by the Company.  All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive’s duties hereunder, and if removed shall be returned to the Company immediately following the Employment Termination Date, and no copies thereof shall be kept by Executive; PROVIDED, HOWEVER, that Executive shall be entitled to retain documents reasonably related to his interest as a shareholder and any documents that were personally owned or acquired.

8.  NONINTERFERENCE.  Executive agrees that during the period commencing on the date of this Agreement and ending on the date that is 12 months after the earlier of the Conversion Date or the Employment Termination Date, he will not, without the prior written consent of a duly authorized officer of the Company, interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing, assisting or otherwise causing any employee of the Company to terminate his or her employment in order to become an officer, director, manager, partner, employee, consultant or independent contractor of, to or for any other employer.  The foregoing will not apply with respect to any employee (a) who responds to a general public solicitation or advertisement or (b) whose employment with the Company is terminated by the Company.

9.  NONCOMPETITION.  Executive agrees that during the period commencing on the date of this Agreement and ending on the later to occur of (a) January 28, 2009 or (b) the date that is 24 months after the Employment Termination Date, he will not, without the prior written consent of a duly authorized officer of the Company, directly or indirectly, have an interest in, be employed by, be connected with, provide services to or have any interest in, as an employee, consultant, officer, director, partner, manager, stockholder, member or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is similar to or in competition with the business of the Company as it existed during the Employment Term in any state in which the Company was conducting business on or before the Employment Termination Date and continues to do so thereafter; PROVIDED, HOWEVER, that the foregoing shall not prevent Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.

10.  MISCELLANEOUS.

(a)  NOTICES.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telecopy or telex) or the third day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Aftermarket Technology Corp.

1 Oak Hill Center, Suite 400

Westmont, Illinois 60559

Attn: Joseph Salamunovich

Telecopier: (630) 455-2621

With a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Bruce D.  Meyer, Esq.

Telecopier: (213) 229-7520

To Executive:

Michael T.  DuBose

2220 Kincaid Road

Williams, Oregon 97544

Telecopier: (541) 846-0103

With a copy to:

Porter Wright

41 So.  High Street

Columbus, Ohio 43215

Attention: Dan Costello, Esq.

Telecopier: (614) 227-2100

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)  SEVERABILITY.  If any term or provision (or any portion thereof) of this Agreement is determined by a court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions (or other portions thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or provision (or any portion thereof) is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby and the terms and provisions hereof are fulfilled to the greatest extent possible.

(c)  ENTIRE AGREEMENT.  This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)  COUNTERPARTS.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)  SUCCESSORS AND ASSIGNS.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)  AMENDMENTS.  No amendments or other modifications to this Agreement may be made except by a writing signed by both parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g)  CHOICE OF LAW.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(h)  INTERPRETATION.  In interpreting this Agreement, all terms shall be construed in accordance with their fair meaning and not strictly against any party as the drafter hereof.

11.  ARBITRATION.

(a)  Any disputes or claims arising out of or concerning Executive’s employment with or termination by the Company, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”), except as modified by this Agreement.  The arbitrator’s decision shall be final and binding on both parties.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(b)  Any arbitration shall be held at such place as the Company and Executive may agree in writing (or in the absence of such agreement, in Los Angeles, California).  The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the AAA office located nearest to the place of arbitration, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters.  If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

(c)  Each party shall have the right to take the deposition of one individual and any expert witness designated by the other party.  Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration.  Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator will have authority in his or her discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration.

(d)  The Company and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within 120 days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator shall be entitled to extend such 120-day period for a total of two 120-day periods.  The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

(e)  The Company and Executive shall each pay half of the fees and expenses of the arbitrator.  Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts.  However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances.  If any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorney fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorney fees (with or without expert fees) to the prevailing party in accord with such statute.  Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

(f)  In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement effective as of the date it is last executed below by either party.

/s/ Michael T. DuBose
MICHAEL T. DUBOSE

AFTERMARKET TECHNOLOGY CORP.

By:	/s/ Joseph Salamunovich
Joseph Salamunovich, Vice President